                                                                      Exhibit 12

                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                           NINE MONTHS
                                              ENDED                               YEARS ENDED OCTOBER 31,
                                            JULY 31,       ---------------------------------------------------------------------
                                              2004           2003           2002           2001              2000        1999
                                           -----------     ---------      ---------     ----------         ---------   ---------
Earnings (loss) from operations
  before income taxes..................    $   54,964(2)   $ (69,470)(3)  $  49,321(4)  $ (196,301)(5)(6)  $ 105,187   $ 142,551(7)

Fixed charges:
  Interest charges (1).................        36,276         53,797         62,655         64,235            62,748      55,543
  Interest portion of lease expense....         1,425          1,933          2,258          2,882             3,379       2,859
                                           ----------      ---------      ---------     ----------         ---------   ---------
Total fixed charges....................        37,701         55,730         64,913         67,117            66,127      58,402

Earnings (loss) from operations before
  income taxes and fixed charges, less
  Capitalized interest.................    $   92,365(2)   $ (14,059)(3)  $ 113,918(4)  $ (129,847)(5)(6)  $ 169,960   $ 200,118(7)
                                           ==========      =========      =========     ==========         =========   =========

Ratio of earnings to fixed charges.....          2.45(2)           -(3)        1.75(4)           -(5)(6)        2.57        3.43(7)
                                           ==========      =========      =========     ==========         =========   =========

(1) Includes capitalized interest expense of $300 for the nine months ended July 31, 2004 and $319, $316, $663, $1,354, and $835 for 2003, 2002, 2001,
      2000 and 1999, respectively.

(2) Includes separation charges of $3.2 million for costs related to workforce reductions and separation pay for former executive officers and a charge of $.5 million for gains on asset disposals.

(3) Includes a charge of $11,289 for the loss on early extinguishment of debt recorded in connection with the redemption of the Remarketable Or Redeemable Securities and a noncash charge of $107,300 for the impairment charges related to goodwill and long-lived asset impairment. As a result of these charges, the Company's earnings for fiscal year 2003 were insufficient to cover its fixed charges, and an additional $69,789 in pretax earnings would have been required to eliminate the coverage deficiency.

(4) Includes a noncash charge of $18,500 recorded in connection with the writedown of assets held for sale.

(5) Excludes cumulative effect of change in accounting principles of $250,004 (net of a $166,669 income tax benefit).

(6) Includes a noncash charge of $269,158 recorded in connection with the writedowns of assets held for sale and other charges and a charge of $9,120 for the loss on early extinguishment of debt. As a result of these charges, the Company's earnings for fiscal year 2001 were insufficient to cover its fixed charges, and an additional $196,964 in pretax earnings would have been required to eliminate the coverage deficiency.

(7) Excludes cumulative effect of change in accounting principle of $50,101 (net of $28,798 income tax benefit).

--------------

      During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

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